Exhibit 99.1
WESTERN GAS PARTNERS, LP NAMES
NEW CHIEF FINANCIAL OFFICER
     HOUSTON, May 27, 2009 — Western Gas Partners, LP (NYSE: WES) today announced that Benjamin M. Fink has been named Senior Vice President and Chief Financial Officer of its general partner. He will succeed Michael C. Pearl, who was recently named Corporate Controller of the Partnership’s sponsor, Anadarko Petroleum Corporation.
     “We are extremely pleased to have Ben join our executive team. He has a long and successful track record in finance and general management and will enable us to continue building upon the momentum we have established since the IPO,” Western Gas President and CEO Robert Gwin said. “On behalf of our board of directors, I would also like to express our sincere appreciation to Mike, whose skills and leadership have been instrumental in creating and building the Partnership.”
     Until his appointment, Mr. Fink served as Vice President, Finance of Anadarko Algeria Company, where he was responsible for all of the financial activities of Anadarko’s Algerian operations. Prior to this position he was an independent financial consultant to Anadarko in its Beijing and Rio de Janeiro offices since 2006.
     Prior to joining Anadarko, Mr. Fink held several executive-level positions, including with Prosoft Learning Corporation since 2001, where he served as President and Chief Executive Officer from 2004 until that company’s sale in 2006. Previously he was Chief Operating Officer and Chief Financial Officer of Meta4 Group, an online direct marketing company that he co-founded with operations in Hong Kong and Tokyo. He began his career at Prudential Financial, Inc. in positions of increasing responsibility at Prudential Capital Group and Prudential Asset Management Asia, with responsibility for the negotiation, structuring and execution of private debt and equity investments. He holds a Bachelor of Science degree in Economics from the Wharton School of the University of Pennsylvania and earned the Chartered Financial Analyst (CFA) designation.
     Western Gas Partners, LP is a growth-oriented Delaware limited partnership formed by Anadarko Petroleum Corporation (NYSE: APC) to own, operate, acquire and develop midstream energy assets. With midstream assets in East and West Texas, the Rocky Mountains and the Mid-Continent, the Partnership is engaged in the business of gathering, compressing, treating, processing and transporting natural gas for

Anadarko and other producers and customers. For more information about Western Gas Partners, please visit www.westerngas.com.
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Western Gas Partners, LP Contact:
Chris Campbell, CFA, chris.campbell@westerngas.com, 832.636.6012